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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                             _____________________

                                    FORM 8-A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR (G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934




                          KEITHLEY INSTRUMENTS, INC.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

            OHIO                                        34-0794417
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

    28775 AURORA ROAD, SOLON, OHIO                         44139
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(Address of principal executive offices)                 (Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class                          Name of each exchange on which
    to be so registered                          each class is to be registered
    -------------------                          ------------------------------

Common Shares, without par value                 New York Stock Exchange



Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
--------------------------------------------------------------------------------
                                (Title of Class)





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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         COMMON SHARES, WITHOUT PAR VALUE
         --------------------------------

GENERAL. The Amended Articles of Incorporation of Keithley Instruments, Inc. (the "Company") authorize capital stock consisting of 7,000,000 Common Shares without par value (the "Common Shares"), and 3,000,000 Class B Common Shares, without par value (the "Class B Common Shares"). The Common Shares and Class B Common Shares currently outstanding have been duly authorized and validly issued and are fully paid and nonassessable.

DIVIDEND RIGHTS. Common Shares are entitled to a cash dividend at least 25 percent higher than Class B Common Shares, if dividends are declared. With respect to distributions other than cash dividends and all other rights, Common Shares and Class B Common Shares rank equally and have the same rights, including rights in liquidation, except that share dividends on or share splits of Common Shares and Class B Common Shares are payable or made to the holders of each such class only in the shares of such class.

VOTING RIGHTS. Common Shares have one vote per share on all matters upon which shareholders are entitled to vote, including election of Directors, mergers, sale of all corporate assets, dissolution, and amendments to the Articles of Incorporation and Code of Regulations, while Class B Common Shares have ten votes per share on such matters. The Common Shares and Class B Common Shares generally vote together without regard to class on all such matters. However, the holders of the Common Shares, voting separately as a class, are entitled to elect one-fourth of the Board of Directors, calculated to the nearest whole number rounding a fractional number of five-tenths or more to the next highest whole number, and any amendments to the Company's Amended Articles of Incorporation changing the number of authorized shares or adversely affecting the rights of either class requires the separate approval of the class so affected as well as the approval of both classes voting together.

Under the Company's Code of Regulations, the shareholders are empowered to fix the aggregate number of Directors from time to time, which number is currently fixed at eleven. The term of each Director expires at the Company's Annual Meeting of Shareholders. As long as the aggregate authorized number of Directors is at least ten (but less than 14), at each succeeding meeting of the Company's shareholders at which Directors are elected, the holders of the Common Shares voting as a separate class will be entitled to elect three Directors and the holders of the Common Shares and the Class B Common Shares voting together as a single class will be entitled to elect the remaining Directors. The holders of the Common Shares will not be entitled to elect a total of four Directors until the aggregate number of authorized Directors is 14 or more, and, if the number of authorized Directors were decreased to nine but no less than six, the holders of Common Shares will be entitled to elect two Directors. If the authorized number of Directors were decreased to five but no less than three (the General Corporation Law of Ohio requires that the Company have at least three Directors), the holders of Common Shares will be entitled to elect one Director. Nominations for Directors to be elected by the holders of the Common Shares voting as a separate class and Directors to be elected by the holders of the Common Shares and the Class B Common Shares voting together as a single class will be made by the shareholders in





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accordance with the General Corporation Law of Ohio.  Any vacancy which occurs on the Board, including a vacancy in the directorships designed at the Common Shares directorships, may be filled by a majority vote of all the remaining Directors.

Under Ohio law, with respect to the election of Directors only, upon prior written notice to the Company by any shareholders at least 48 hours in advance of a shareholders' meeting, each shareholder is entitled to exercise cumulative voting rights. Cumulative voting enables each shareholder to give one nominee for Director as many votes as is equal to the number of Directors to be elected multiplied by the number of shares in respect of which such shareholder is voting, or to distribute his or her votes on the same principle among two or more nominees, as he or she sees fit.

It is possible that the provisions regarding voting rights of the Class B Common Shares will discourage certain other companies from making a tender offer for the Company's Common Shares. This could have the incidental effect of inhibiting certain changes in management and may also prevent temporary fluctuations in the market price of the Company's Common Shares which often result from actual or rumored takeover attempts. It is also possible that such provisions could make it more difficult to accomplish a transaction which shareholders may deem to be in their best interests. Such voting provision of the Company's Amended Articles of Incorporation can be changed or amended by an affirmative vote of the holders of at least a majority of the Company's then outstanding Class B Common Shares voting separately as a class and Class B Common Shares and Common Shares voting together as a class. As of September 30, 1995, Officers and Directors of the Company owned 8.0 percent of the outstanding Common Shares and 93.2 percent of the outstanding Class B Common Shares, which in the aggregate equaled 81.5 percent of the voting power of the Company's capital stock. Management, therefore, is able to control the outcome of shareholder voting in all such major actions discussed herein. Of the percentages listed above, Joseph P, Keithley, the Company's Chairman of the Board, President and Chief Executive Officer, owned 1.2 percent of the Common Shares and 89.5 percent of the Class B Common Shares, which in the aggregate equaled 78.2 percent of the total voting power of the Company's capital stock.


TERMS OF CONVERSIONS. Holders of Class B Common Shares may elect at any time to convert any of all of such shares into Common Shares on a share-for-share basis by surrendering the certificate or certificates therefor, together with an appropriate election to convert, to the Company's transfer agent or the Company itself. The Company is required to reserve and keep available unused Common Shares sufficient to meet conversion elections. Common Shares are not at any time convertible into Class B Common Shares.

After the initial issuance of the Class B Common Shares which took place in April 1985, Class B Common Shares may not be sold by the Company in public or private offerings. Class B Common Shares, however, may be issued in connection with share dividends on and shares splits of the Class B Common Shares in conjunction with and in the same ratio as a share dividend or share split of the Common Shares. The Board of Directors may issue Common Shares in such





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amounts, to such persons or entities, upon such terms and conditions and for such consideration as the Board may determine.

PREEMPTIVE RIGHTS. Under the Company's Amended Articles of Incorporation, neither holders of the Common Shares nor holders of the Class B Common Shares have preemptive rights to subscribe to new shares on a proportional basis.

OTHER RIGHTS. Except as set forth above with respect to voting rights, dividend rights and conversion rights, each Common Share and Class B Common Share has identical powers, preferences and rights. In the event of a liquidation, dissolution or winding-up of the Company, they share ratably in all assets remaining after payment of liabilities. The Common Shares and Class B Common Shares are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Shares or Class B Common Shares.

TRANSFER AGENT AND REGISTRAR. KeyCorp Shareholder Service, Inc. is the transfer agent and registrar for the Common Shares and the Class B Common Shares of the Company.





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ITEM 2.  EXHIBITS.

Pursuant to the provisions of paragraph II of the Instructions as to Exhibits to Form 8-A, the following exhibits required to be filed with each copy of the Registration Statement filed with the New York Stock Exchange are not filed with, nor incorporated by reference in, copies of the Registration Statement filed with the Securities and Exchange Commission.

       Exhibit No.                                    Description                                   Page
       -----------                                    -----------                                   ----
            1              Annual Report on Form 10-K for the fiscal year ended September           7-121
                           30, 1994

            2              Quarterly Report on Form 10-Q for the fiscal quarter ended              122-129
                           December 31, 1994


            3              Quarterly Report on Form 10-Q for the fiscal quarter ended March        130-138
                           31, 1995

            4              Quarterly Report on Form 10-Q for the fiscal quarter ended June         139-147
                           30, 1995


            5              Proxy Statement dated December 23, 1994                                 148-164

            6              Certified Copy of Amended Articles of Incorporation, as amended         165-170
                           on February 11, 1985

            7              Certified Copy of Code of Regulations, as amended on February 9,        171-183
                           1985


            8              Specimen Share Certificate for the Common Shares, without par           184-185
                           value

            9              1994 Annual Report to Shareholders                                      186-221





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                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                        KEITHLEY INSTRUMENTS, INC.
                                        (Registrant)





Date:      November 9, 1995             /s/      Joseph P. Keithley
      -----------------------------     --------------------------------------
                                                 Joseph P. Keithley
                                                 Chairman, President and Chief
                                                 Executive Officer





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